Exhibit 99.1

SCI Engineered Materials, Inc. Announces

Share Repurchase Program

COLUMBUS, Ohio (November 17, 2025) SCI Engineered Materials, Inc. (“SCI” or “Company”) (OTCQB:SCIA), a global supplier and manufacturer of advanced materials for physical vapor deposition thin film applications, today announced its Board of Directors has authorized the repurchase of up to $1 million of the Company’s common stock.

The share repurchase program (“program”) is authorized for up to one year beginning December 1, 2025. Purchases will be made consistent with the U.S. Securities and Exchange Commission’s Rule 10b-18, which may also include block trades.

SCI shareholders who want to participate in the program should contact Mr. Joe Raymond, of Caldwell Sutter Capital, Inc., the Company’s agent, by telephone at 415-944-2091, beginning Monday, December 1, 2025.

Laura Shunk, Chairperson of the Board of Directors, said “This share repurchase program reflects the Board’s confidence in SCI’s growth strategy. The program is consistent with our capital allocation policy, which prioritizes investments to improve long-term financial performance, in conjunction with efforts to increase shareholder value, enhance liquidity, and pursue initiatives focused on the efficient use of capital.”

About SCI Engineered Materials, Inc.

SCI Engineered Materials is a global supplier and manufacturer of advanced materials for PVD thin film applications and works closely with end users and OEMs to develop innovative, customized solutions. Additional information is available at  www.sciengineeredmaterials.com or follow SCI Engineered Materials, Inc. at:

https://www.linkedin.com/company/sci-engineered-materials.-inc https://www.facebook.com/sciengineeredmaterials/

https://x.com/SciMaterials

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, customer guidance, forecasts, plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including without limitation, other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024. One or more of these factors has affected and could affect the Company's projections in the future. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. Due to the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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